EXHIBIT 99.1


                         ESB FINANCIAL CORPORATION
                            600 Lawrence Avenue
                      Ellwood City, Pennsylvania 16117
                                724.758.5584

                               PRESS RELEASE
                               -------------

FOR IMMEDIATE RELEASE                                    CONTACT:
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February 11, 2005                                        Charlotte A. Zuschlag
                                                         President and Chief
                                                         Executive Officer
                                                         724.758.5584


                   ESB FINANCIAL CORPORATION COMPLETES
                ACQUISITION OF PHSB FINANCIAL CORPORATION
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Ellwood City, Pennsylvania. ESB Financial Corporation (Nasdaq: "ESBF"), the
holding company for ESB Bank, announced today that it has completed the acquisition of PHSB Financial Corporation and its subsidiary, Peoples Home Savings Bank, headquartered in Beaver Falls, Pennsylvania. PHSB operated through its administrative office in Beaver Falls and had ten full service offices in Beaver and Lawrence counties in Pennsylvania and at December 31, 2004, had assets totaling $331 million.

Upon consummation of the merger, each share of common stock of PHSB was converted into the right to receive either $27.00 in cash or 1.966 shares of ESB common stock, at the election of the holder, subject to an overall requirement that 50% of the total outstanding PHSB common stock be exchanged for stock and 50% exchanged for cash.

Charlotte A. Zuschlag, President and Chief Executive Officer of ESB Financial Corporation, stated, "PHSB Financial is an excellent banking franchise that provides us an attractive means to expand our operations in Beaver county.
We are well along with the integration process and expect to complete the systems integration within the next few weeks." Ms. Zuschlag added that "we are extremely pleased that Jim Wetzel has joined our board of directors. Jim's involvement in the company will help us to continue to build our presence in the market areas served by Peoples Home Savings Bank."

James P. Wetzel, Jr., President and Chief Executive Officer of PHSB Financial Corporation, stated that "I am very pleased to be joining with ESB and look forward to the benefits this affiliation will offer our shareholders, customers, and employees."



As a result of the merger, ESB Financial Corporation, headquartered in Ellwood City, Pennsylvania, has approximately $1.7 billion in consolidated assets, approximately $138 million in consolidated shareholder equity and will operate 23 community branches in the contiguous Pennsylvania counties of Allegheny, Beaver, Butler and Lawrence. This acquisition expands ESB Bank's presence to 11 branch offices in Beaver county.

The common stock of ESB Financial Corporation is traded on the Nasdaq Stock Market, National Market System under the symbol "ESBF." ESB Financial makes available on its web site, which is located at www.esbbank.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K on the date such reports are electronically filed with the Securities and Exchange Commission.























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